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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Caribou Coffee, Inc. and Affiliates 1994 Stock Awards Plan, 2001 Stock Incentive Plan, and 2005 Equity Incentive Plan of our report dated March 25, 2005 (except Note 17, as to which the date is September 2,
2005), with respect to the consolidated financial statements and schedule of Caribou Coffee, Inc. and Affiliates included in the Company's Registration Statement on Form S-1, as amended, for the year ended January 2, 2005, filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP

Atlanta, Georgia
January 23, 2006